SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2007

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On May 3, 2007, Primus Telecommunications Group, Incorporated (“we” or us”) issued a press release announcing our financial results for the quarter ended March 31, 2007. The text of the press release is included as an exhibit to this Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”), such exhibit and the information set forth therein and herein are deemed to be furnished to, and shall not be deemed to be filed with or incorporated by reference into any filing with the Commission.

Non-GAAP Measures

Our press release and financial tables include the following non-GAAP financial information:

Adjusted EBITDA

Adjusted EBITDA, as defined by us, consists of net income (loss) before interest, taxes, depreciation, amortization, share-based compensation expense, gain (loss) on sale of assets, gain (loss) on disposal of assets, asset impairment expense, gain (loss) on early extinguishment or restructuring of debt, foreign currency transaction gain (loss), extraordinary items, other income (expense), income (loss) from discontinued operations and income (loss) from sale of discontinued operations. Our definition of Adjusted EBITDA may not be similar to Adjusted EBITDA measures presented by other companies, is not a measurement under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

We believe Adjusted EBITDA is an important performance measurement for our investors because it gives them a metric to analyze our results, exclusive of certain non-cash items and items which do not directly correlate to our business of selling and provisioning telecommunications services. We believe Adjusted EBITDA provides further insight into our current performance and is a measure that we use to evaluate our results and performance of our management team.

Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) Per Common Share

Adjusted Diluted Net Income (Loss) Per Common Share, as defined by us, is a calculation which divides reported net income (loss) before gain (loss) on sale of assets, gain (loss) on disposal of assets, asset impairment expense, early termination interest penalties, gain (loss) on early extinguishment or restructuring of debt, foreign currency transaction gain (loss), extraordinary items, income (loss) from discontinued operations and income (loss) from sale of discontinued operations (collectively referred to as Adjusted Net Income (Loss)), and after accreted and deemed dividend on convertible preferred stock by diluted weighted average common shares outstanding, which dilutive calculations take into account the effect of the adjustments. Our definition of Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) Per Common Share may not be similar to Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) Per Common Share presented by other companies, are not measurements under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations for net income (loss) and basic and diluted income (loss) per common share.

We believe the presentation of Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) Per Common Share assists readers in further understanding our results of operations and trends from period to period, consistent with management’s internal evaluation of our results for a variety of measures including strategic planning, capital expenditures, and executive compensation. We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) Per Common Share provide to investors a measurement that allows comparison of current and prior periods, by removing certain items that do not directly correlate to the results of our business of selling and provisioning telecommunications services.

We provide a complete reconciliation of Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) Per Common Share so readers have access to the detail and general nature of the adjustments made.

Free Cash Flow

Free Cash Flow, as defined by us, consists of net cash provided by (used in) operating activities less net cash used in the purchase of property and equipment. Free Cash Flow, as defined above, may not be similar to Free Cash Flow measures presented by other companies, is not a measurement under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statements of cash flows.

We believe Free Cash Flow provides a measure of our ability, after making our capital expenditures and other investments in our infrastructure, to meet scheduled debt payments. We use Free Cash Flow to monitor the impact of our operations on our cash reserves and our ability to generate sufficient cash flow to fund our scheduled debt maturities and other financing activities, including discretionary refinancings and retirements of debt. Because Free Cash Flow represents the amount of cash generated or used in operating activities and used in the purchase of property and equipment before deductions for scheduled debt maturities and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), you should not use it as a measure of the amount of cash available for discretionary expenditures.

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated: May 3, 2007	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 3, 2007.